Exhibit 8.2

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

May 28, 2008

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 1275 dated May 23, 2008 relating to Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index due June 11, 2009 (the “Pricing Supplement”) to product supplement no. 134-I dated April 29, 2008 relating to Buffered Dual Directional Return Enhanced Notes Linked to a Weighted Basket Consisting of One or More of the S&P 500® Index, the S&P BRIC 40 Index, the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the Dow Jones U.S. Real Estate Index, the Dow Jones — AIG Commodity IndexSM, the FTSE™ 100 Index, the MSCI EAFE® Index, the NASDAQ-100 Index®, the Russell 1000® Growth Index, the Russell 1000® Value Index, the Russell 2000® Index, the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the MSCI Singapore Index, the TOPIX® Index, the iShares® Dow Jones U.S. Real Estate Index Fund, the iShares® MSCI Emerging Markets Index Fund, the SPDR® S&P® Homebuilders ETF, the Financial Select Sector SPDR® Fund and the Vanguard® Emerging Markets ETF (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Capital Gains Tax Treatment” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Capital Gains Tax Treatment” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell